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                                                                  EXHIBIT (3)(b)

                                ULTRA PAC, INC.
                           21925 Industrial Boulevard
                            Rogers, Minnesota 55374

                               February 27, 1998

Ivex Packaging Corporation
100 Tri-State Drive
Suite 200
Lincolnshire, Il 60069

Attention:  Frank V. Tannura
            Vice President and Chief Financial Officer

Gentlemen:

     In connection with your consideration of negotiations and/or a possible transaction (a "Transaction") by you or one or more of your affiliates (as the term "affiliate" is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")), involving Ultra Pac, Inc. (the "Company"), the Company and its advisors are prepared to make available to you certain information which is confidential or proprietary in nature.

     Except as required by law or regulation, you agree to treat confidentially all such information whether written or oral (the "Evaluation Material") and to observe the terms and conditions set forth herein. You agree that prior to giving any of your agents or representatives (collectively, the "Representatives") access to any of the Evaluation Material, you shall provide each such Representative a copy of this letter (this "Agreement"). You further agree to be responsible for any breach of this Agreement by any of your Representatives. Except as required by law or regulation, you agree not to disclose or allow disclosure to others of any Evaluation Material; provided that you may disclose Evaluation Material to your Representatives to the extent necessary to permit such Representatives to assist you in making the determination referred to below. You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction and will not use the Evaluation Material in any way directly or indirectly detrimental to the Company. For eighteen months from the date hereof, you agree to not solicit the employment of or hire any executive officers or sales directors of the Company.

     For the purposes of this Agreement, Evaluation Material shall include, without limitation, all confidential or proprietary information (whether prepared by the Company or otherwise and in whatever form maintained), regardless of the form of communication, that contain or otherwise reflect information concerning the Company that you or your Representatives may be provided by or on behalf of the Company in the course of your evaluation of a possible Transaction, including all information, whether prepared by you, your Representatives or others, that contain or otherwise reflect or are based upon any such Evaluation Material (collectively, the "Notes"). This Agreement shall be inoperative as to those particular portions of the Evaluation Material that
(i) become generally available to the public other than as result of a disclosure by you or any of your Representatives, (ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you to be bound by a confidentiality agreement, with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates or (iii) become available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates.

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     We remind you that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a possible transaction involving the Company from purchasing or selling securities in reliance upon such information.

     Although the Company has endeavored to include the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that neither the Company nor any of its affiliates, agents, advisors or representatives (i) has made or makes any representatives or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

     You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction, except for the obligations set forth in this Agreement.

     If you decide that you do not wish to proceed with a Transaction, you will promptly notify the Company of that decision. In that case or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will promptly destroy or deliver to us all copies of the Evaluation Material in the possession of you or your affiliates or your Representatives, will destroy all Notes and will certify to the Company that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required by law to disclose any Evaluation Material, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement. You (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the opinion of your outside counsel, is legally required to be disclosed. It is further agreed that, if in the absence of a protective order you (or such other persons to whom such request is directed) are nonetheless legally compelled to disclose such information, you may make such disclosure without liability hereunder, provided that you give the Company notice of the information to be disclosed as far in advance of its disclosure as is practicable and, provided, further, that such disclosure was not caused by and did not result from a previous disclosure by you or any or your Representative not permitted hereunder.

     You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Minneapolis, Minnesota over any suit, action or proceeding arising out of or relating to this letter. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process, for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment.

     All modifications of waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall

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remain in full force and effect to the fullest extent permitted by applicable law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota. This Agreement shall terminate on March 1, 2001, unless any claims hereunder are asserted in writing before March 1, 2001, in which case this Agreement shall survive until final resolution of such claims.

     If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

                                        Very truly yours,

                                        ULTRA PAC, INC.

                                        By: /s/ Calvin S. Krupa
                                            ---------------------------
                                            a duly authorized signatory


Agreed and Accepted:

IVEX PACKAGING CORPORATION

By:    /s/ Frank V. Tannura
       -------------------------------
       a duly authorized signatory

Dated: February 27, 1998
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